UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

Cytomedix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

416 Hungerford Drive, Suite 330, Rockville, Maryland 20850
(Address of Principal Executive Office) (Zip Code)

240-499-2680
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

The registrant hereby incorporates by reference the disclosure made in Item 5.02 below.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers’ Compensatory Arrangements of Certain Officers

(c)           On March 14, 2008, the Board of Directors (the “Board”) of Cytomedix, Inc. (the “Company”) approved the appointment of Martin Rosendale as Executive Vice-President and Chief Operating Officer of the Company. Mr. Rosendale is engaged on a full-time basis to, among other things, (i) oversee the Company’s operational aspects including sales and marketing, manufacturing, business development and administrative operations; (ii) assist and support the Company’s research and development activities; and (iii) perform such responsibilities, duties and authority, and to render such services as are customary in such position and as the Chairman and CEO from time to time will reasonably direct. He will report directly to the Chairman of the Board of the Company.

Prior to his appointment at the Company, from January 2005 to March 2008, Mr. Rosendale held the position of Chief Executive Officer of Core Dynamics, Inc., a Rockville, MD biotechnology startup company using cryopreservation technology developed in Israel. From March 2001 to December 2004, Mr. Rosendale held the position of Senior Vice President and General Manager of ZLB Bioplasma, Inc., a Glendale, CA biologics company, as well as other positions at various biotechnology companies.

There is no arrangement or understanding between Mr. Rosendale and any other persons pursuant to which he was appointed as discussed above. Nor are there any family relationships between Mr. Rosendale and any executive officers and directors. Further, there are no transactions involving the Company and such persons which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

(e)          The Company hereby incorporates by reference the disclosure made in Item 5.02(c) above. In addition, the Board also approved the terms and provisions of Mr. Rosendale’s employment with the Company, dated as of March 14, 2008 (the “Agreement”). Under the terms of the Agreement, Mr. Rosendale will be entitled to:

•             annual base salary of $200,000 during the term of his employment, subject to review by the Board for subsequent increases on an annual basis;

•             annual bonus equal to 30% of his base salary for the prior fiscal period if, in the sole discretion of the Board, he meets the Company’s budgeted sales and other performance targets set by the CEO or the Board;

•             200,000 options under the Company’s Long-Term Incentive Plan, at commencement of his employment with the Company, at an exercise price equal to $1.54, the closing stock price on March 14, 2008, vesting as follows: 20,000 of these options will vest 90 days after the effective date of the Agreement, and the remainder will vest in three equal installments of 60,000 options at the first, second and third annual anniversaries thereof for the duration of his employment at the Company; and

•              participate in all medical, dental, life, and disability insurance, participation in the Company’s 401(k) plan, and other benefits available to all full-time employees of the Company, subject to eligibility requirements.

Mr. Rosendale’s employment with the Company is “at will” and not for any specific term; it may be terminated by him or the Company at any time with or without cause. The Agreement also contains confidentiality, non-competition and other additional provisions which are customary to agreements of this nature. The foregoing is a summary of the Agreement and is qualified in its entirety by reference to the Agreement which is attached as an exhibit to this filing.

Item 8.01    Other Events.

On March 17, 2008, the Company issued a press release which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01    Exhibits

10.1    Letter Agreement by and between the Company and Martin Rosendale, dated as of March 14, 2008.
99.1    Press release dated March 17, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Andrew Maslan
Andrew Maslan Chief Financial Officer

Date: March 17, 2008

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